Exhibit 107

Calculation of Filing Fees Table

Form S-8

(Form Type)

International Tower Hill Mines Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit (2)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Shares, no par value per share	Rule 457(c) and Rule 457(h)	19,969,344 shares (1)	$0.68	$13,579,154	$147.60 per million	$2,004.28
Total Offering Amounts					$13,579,154		$2,004.28
Total Fee Offsets							$0
Net Fee Due							$2,004.28

(1)	Represents 19,969,344 common shares reserved for issuance under the International Tower Hill Mines Ltd. 2006 Stock Option Plan, as amended, and the International Tower Hill Mines Ltd. 2017 Deferred Share Unit Incentive Plan (together the “Plans”). Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”) there are also registered hereunder such indeterminate number of additional shares as may become available for issuance pursuant to the Plans as a result of the antidilution provisions contained therein, including stock splits and other similar transactions.

(2)	Estimated in accordance with paragraphs (c) and (h) of Rule 457 of the Securities Act, based upon the average of the daily high and low prices of shares of the registrant’s common stock on April 5, 2024, as reported on the NYSE American.